Exhibit 4.1

                           RESTRICTED STOCK AGREEMENT

     This Agreement is made as of the _______________________ ("Date of Award") between Citizens Utilities Company, a Delaware corporation (the "Company") and ______ (the "Grantee"). In consideration of the agreements set forth below, the Company and the Grantee agree as follows:

          1. Grant. A restricted stock award ("Award") of ______ shares ("Award Shares") of the Company's common stock ("Common Stock"), is hereby granted by the Company to the Grantee subject to the following terms and conditions and to the provisions of the Equity Incentive Plan (the "Plan"), the terms of which are incorporated by reference herein.

          2.   Transfer  Restrictions.  None of the Award  Shares shall be sold,
               assigned,  pledged  or  otherwise  transferred,   voluntarily  or
               involuntarily, by the Grantee.

          3.   Release  of  Restrictions.

               (a) The restrictions set forth in Section 2 above shall lapse on _____________ of the Award Shares on _______________ and the
                    remaining ______________ on ______________.


               (b) The restrictions set forth in Section 2 above with respect to the Award Shares, to the extent they have not lapsed in accordance with subsection (a) of this Section 3 , shall lapse in accordance with the Plan as a result of Grantee's disability, death, retirement or an action by the Plan
                    Committee, in its sole discretion, terminating such restrictions.

          4. Forfeiture. The Award Shares shall be forfeited to the Company upon the Grantee's termination of employment with the Company prior to the date the restrictions lapse as provided in Section 3 above or in the event the Company notifies Grantee in writing, that Company has determined that Grantee has breached the terms of Section 10 below.

          5. Adjustment of Shares. Notwithstanding anything contained herein to the contrary, in the event of any change in the outstanding Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, share split, reverse share split, share distribution or combination of shares or the payment of a share dividend, the Award Shares shall be treated in the same manner in any such transaction as other Common Stock. Any Common Stock or other securities received by the Grantee with respect to the Award Shares in any such transaction shall be subject to the restrictions and conditions set forth herein.

          6. Rights as Stockholder. The Grantee shall be entitled to all of the rights of a stockholder with respect to the Award Shares including the right to vote such shares and to receive dividends and other distributions payable with respect to such shares since the Date of Award. Any stock dividends payable with respect to such shares shall bear the same restrictions as the underlying shares. Said restrictions shall lapse at the same time as restrictions lapse on the underlying shares.

          7. Escrow of Share Certificates. Certificates for the Award Shares shall be issued in the Grantee's name and shall be held by the Company's transfer agent until all restrictions lapse or such shares are forfeited as provided herein. A certificate or certificates representing the Award Shares as to which restrictions have lapsed shall be delivered upon the Grantee's request upon such lapse.

          8. Government Regulations. Notwithstanding anything contained herein to the contrary, the Company's obligation to issue or deliver certificates evidencing the Award Shares shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

          9. Withholding Taxes. The Company shall have the right to require the Grantee to remit to the Company, or to withhold from other amounts payable to the Grantee, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements. The Company may offer Grantee the right to have withholding requirements satisfied by the Company's withholding of shares upon the timely written election of Grantee to utilize shares for withholding tax purposes.

          10. Confidentiality. (a) The Grantee acknowledges that the selection of Grantee to receive the Award Shares as well as the amount and terms of the Award are to be held confidential by Grantee and by the Company. Grantee may disclose the Award to immediate family members and nonemployee investment or legal advisors who all are to be required by grantee to respect the confidentiality obligations of Grantee. Breech of Grantee's duty of the confidentiality required by this Section 10 shall subject Grantee to forfeiture of the Award and other discipline including discharge.
                       Company  shall  notify  Grantee of such breech of the
               duty of confidentiality in writing. Grantee may within 10 days of receipt of such notice, request review of the determination by the Compensation Committee of Company's Board of Directors.

                    (b) Company may disclose information as to the Award to Employees administering the Award, to Grantee's supervisors and to the Company's transfer Agent. Information regarding the Award may be disclosed by either Grantee or Company if required by the terms of an order by any court or regulatory agency.

          11. Employment. Nothing in this Agreement shall confer upon Grantee any right to continue in the employ of Company, nor shall it interfere in any way with the right of the Company to terminate Grantee's employment at any time.

          12. Plan Grantee acknowledges receipt of a copy of the Plan, agrees to be bound by the terms and provisions of the Plan, and agrees to acknowledge, upon request of Company, receipt of any prospectus or prospectus amendment provided to Grantee by Company.

          13. Securities Laws. Grantee agrees to comply with all applicable securities laws upon sale or disposition of shares acquired hereunder.

          14.  Notices. Notices to Company shall be addressed to it at:

                           3 High Ridge Park
                           Stamford, CT  06905

                             and to Grantee at:

               Company or Grantee may from time to time designate in writing different addresses for receipt of notice. Notice shall be deemed given when properly addressed and sent first class or express mail.

          15. Governing Law. The terms of this Agreement shall be binding upon Company, Grantee and their respective successors and assigns. This Agreement shall be performed under and determined in accordance with the laws of the State of Connecticut.

               In Witness Whereof, the Company has caused this Award to be granted on the date first above written.

                                             CITIZENS UTILITIES COMPANY

                                      By:   ______________________________
ACCEPTED BY GRANTEE:

___________________________